INDEPENDENT AUDITORS REPORT


To the Shareholders and Board of Directors of Maxim Series Fund, Inc.:

In planning and performing our audit of the financial statements of Maxim Series Fund, Inc. (the Series) (including the Money Market Portfolio, Growth Index Portfolio, Stock Index Portfolio, Index 600 Portfolio, Templeton International Equity Portfolio, Bond Portfolio, U.S. Government Securities Portfolio, Bond Index Portfolio, U.S. Government Mortgage Securities Portfolio, Short-Term Maturity Bond Portfolio, Foreign Equity Portfolio, T. Rowe Price Equity/Income Portfolio, INVESCO Balanced Portfolio, INVESCO Small-Cap Growth Portfolio, Ariel MidCap Value Portfolio, INVESCO ADR Portfolio, Loomis Sayles Small-Cap Value Portfolio, Loomis Sayles Corporate Bond Portfolio, Ariel Small-Cap Value Portfolio, T. Rowe Price MidCap Growth Portfolio, Founders Growth & Income Portfolio, Value Index Portfolio, Index 400 Portfolio, Global Bond Portfolio, Index European Portfolio, Index Pacific Portfolio, Aggressive Profile Portfolio, Conservative Profile Portfolio, Moderate Profile Portfolio, Moderately
Aggressive  Profile  Portfolio,   Moderately   Conservative  Profile  Portfolio,
Aggressive Profile Portfolio II, Conservative Profile Portfolio II, Moderate Profile Portfolio II, Moderately Aggressive Profile Portfolio II, and the Moderately Conservative Profile Portfolio II) for the year ended December 31, 1999, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the Series internal control.

The management of the Series is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 1999.

This report is intended solely for the information and use of management, the Board of Directors of the Maxim Series Fund, Inc. and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.






February 9, 2000